Exhibit 8.2

[Letterhead of Morgan, Lewis & Bockius LLP]

October 10, 2013

Nash-Finch Company

7600 France Avenue South

Minneapolis, Minnesota 49518

Ladies and Gentlemen:

We have acted as counsel to Nash-Finch Company, a Delaware corporation (“Nash-Finch”), in connection with the Agreement and Plan of Merger dated as of July 21, 2013 (the “Agreement”), by and among Spartan Stores, Inc., a Michigan corporation, (“Spartan Stores”), SS Delaware, Inc., a Delaware corporation and a direct wholly owned subsidiary of Spartan Stores (“Merger Sub”) and Nash-Finch. Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the merger of Merger Sub with and into Nash-Finch (the “Merger”) pursuant to the Agreement.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Agreement, (2) the Form S-4 initially filed by Spartan Stores with the Securities and Exchange Commission (“SEC”) on August 20, 2013, including the joint proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”) and (3) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Nash-Finch and Spartan Stores.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Merger set forth in the Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in the Agreement, and the Registration Statement, (3) the accuracy and completeness of the representations,

Nash-Finch Company

October 10, 2013

as of the date hereof and as of the effective time of the Merger, as applicable (i) made by Spartan Stores, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by Spartan Stores, dated the date hereof, and (ii) made by Nash-Finch, on behalf of itself, set forth in the certificate delivered to us by Nash-Finch, dated the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger and (6) that the Merger will be reported by Spartan Stores, Nash-Finch and their respective affiliates in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose. No opinion is expressed as to any transactions other than the Merger.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP